AMENDMENT TO
CONVERGYS CORPORATION 2008 LONG TERM INCENTIVE PLAN

Convergys Corporation (the "Corporation") maintains the Convergys Corporation 2008 Long Term Incentive Plan (the "Plan") and has reserved the right to amend the Plan from time to time.

Recital

Whereas, the Compensation and Benefits Committee (the ·'Committee") of the Board of Directors of Convergys Corporation approved awards on June 3, 2010 containing terms specifying the effect of a change of control of the Corporation, and authorized actions necessary to effect those awards. Therefore, the Corporation hereby formally documents a Plan amendment regarding the Committee's authority to specify the affect of a change of control on the award.

Amendment

Now therefore, a new Section 13.5 is added to the Plan reading as follows.

13.5     Notwithstanding any provision to the contrary specified in Section
13.1 above or in the second sentence of Section 13.3 above, the Committee shall have the right to specify, in the terms of any award granted by the Committee under the Plan, rules that set forth the effect of a Change of Control on such award that differ from the Change of Control rules otherwise provided under Section 13.1 above and under the second sentence of Section 13.3 above. If the Committee exercises such discretion by prescribing in the terms of any award granted under the Plan specific rules that concern the effect of a Change of Control on such award, then, with respect to such award, the Change of Control rules set forth in the terms of such award shall be controlling over (and render null and void) the Change of Control rules set forth in Section 13.1 above and the second sentence of Section 13.3 above.

IN ORDER TO ADOPT THIS PLAN AMENDMENT, the Assistant Secretary of the
Corporation, has caused its name to be subscribed to this Plan amendment on January 28, 2011.

CONVERGYS CORPORATION